UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 14, 2015

Cabot Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-5667	04-2271897
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Two Seaport Lane, Suite 1300, Boston, Massachusetts		02210-2019
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	617-345-0100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.06 Material Impairments.

(a) As disclosed previously, the strategic growth plan for the mercury removal products portion of the Company’s Purification Solutions business relies significantly upon the enforcement of environmental laws and regulations, particularly those that would require industrial facilities to reduce the quantity of air pollutants they release. In particular, the Company has been anticipating an increase in demand for its activated carbon products as coal-fired utilities in the U.S. enhance their emission control systems in order to comply with the U.S. Mercury and Air Toxics Standards (MATS) issued by the U.S. Environmental Protection Agency (EPA), which sets forth federal limitations on mercury emission levels. The implementation period for the MATS regulations began in April 2015, although state permitting agencies that enforce these standards have been authorized to allow a one-year extension of time for compliance. In connection with the Company’s annual asset impairment analysis, which is conducted annually as of May 31, the business has been reassessing its previous estimates for expected growth in volumes, prices and profitability in the Purification Solutions business. This includes estimates for growth in the mercury removal portion of the business in light of the recent implementation of MATS and associated customer and industry feedback. The key drivers of growth in that portion of the business include the size of the overall mercury removal industry, utility adoption rates, activated carbon usage levels and pricing, all of which have been evolving in the period leading up to the MATS implementation deadline. Further, on June 29, 2015 the U.S. Supreme Court held that the EPA unreasonably failed to consider costs in determining whether it is necessary and appropriate to regulate hazardous air pollutants emitted by coal-fired utilities, and remanded the case back to the D.C. Circuit Court of Appeals for further proceedings. With the evolving market dynamics, as well as the now uncertain timing of the implementation of MATS, on July 14, 2015, management concluded that the Company will be required to record a non-cash asset impairment charge to certain assets of its Purification Solutions business.

(b)-(c) The Company estimates the impairment charges, on an after-tax basis, will be approximately $500 million. Largely as a result of the U.S. Supreme Court’s ruling in June and the associated uncertainty regarding MATS, this estimate is higher than the amount previously estimated and disclosed in the Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2015, and assumes that implementation of MATS will be delayed for approximately two years. Total charges incurred could be higher, if the rulings of the D.C. Circuit Court of Appeals on remand result in a delay in the implementation of MATS that is longer than two years. The impairment charges will be reflected on a preliminary basis in the Company’s financial statements as of and for the fiscal quarter ended June 30, 2015 and will be finalized in the Company’s financial statements as of and for the fiscal quarter and year ended September 30, 2015, based upon completion of the associated analyses.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cabot Corporation

July 15, 2015	By:	Eduardo E. Cordeiro

Name: Eduardo E. Cordeiro
Title: Executive Vice President and Chief Financial Officer